[On The WB Television Network Letterhead]

August 21, 1997




Mr. Douglas Gealy
President Acme Television Holdings
c/o Emanuel Faust, Esq.
Dickstein, Shapiro, Morin & Oshinsky, LLP
2101 L Street NW
Washington, DC 20037-1526           via telecopier 202-887-0689


Dear Doug:

        I am writing to confirm the intention of The WB Television Network ("WB") with regard entering into network affiliation agreements with broadcast facilities that are owned or operated by Acme Television Holdings ("ACME").

        We understand that ACME will control television stations in the following broadcast markets (the "markets"):

        St. Louis, Missouri
        Portland, Oregon,
        Knoxville, Tennessee
        Albuquerque, New Mexico
        Salt Lake City, Utah

        WB will offer ACME a five year WB network affiliation in each of the markets where there is no existing WB affiliation; and WB will agree to extend the affiliation to a five year term in any of the markets where there is an existing affiliation at an ACME station.

        In each of the markets where WB and ACME enter into an affiliation the parties will execute a long form station affiliation agreement subject to good faith negotiation and modifications to which WB customarily agrees.

        The offer of WB network affiliations in the markets contained herein will remain open until March 30, 1998. If by that date long form affiliation agreements have not been executed, we will enter into good faith discussions with you with regard to extending the offer of affiliation.

        Please contact me if you have any questions or concerns with regard to this matter.

Sincerely,

/s/John D. Maata
John D. Maatta

cc:     Jamie Kellner
        Tom Allen